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                                                                   Exhibit 10.23

 DESCRIPTION OF BONUS PROGRAMS FOR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2006

Chief Executive Officer and President

     The bonus program approved for James Rudis, Chief Executive Officer and President, would permit a bonus of $6,600 in the form of a 401(k) contribution and a performance bonus payable in cash equal to approximately 20% of Mr. Rudis' base salary based upon Overhill Farms' achievement of certain net income targets and Mr. Rudis' contribution to the company's success during fiscal year 2006. Mr. Rudis would receive additional cash bonus payments, each of which would be equal to 2% of Mr. Rudis' base salary, for each specified increment by which the company exceeds net income targets for fiscal year 2006.

Senior Vice President, Chief Operating Officer and Chief Financial Officer

     The bonus program approved for John L. Steinbrun, Senior Vice President, Chief Operating Officer and Chief Financial Officer, would permit a bonus of $6,600 in the form of a 401(k) contribution and a performance bonus payable in cash equal to approximately 16% of Mr. Steinbrun's base salary based upon Overhill Farms' achievement of certain net income targets and Mr. Steinbrun's contribution to the company's success during fiscal year 2006. Mr. Steinbrun would receive additional cash bonus payments, each of which would be equal to 2% of Mr. Steinbrun's base salary, for each specified increment by which the company exceeds net income targets for fiscal year 2006.

Senior Vice President and Secretary

     The bonus program approved for Richard A. Horvath, Senior Vice President and Secretary, would permit a discretionary bonus equal to 3% of Mr. Horvath's gross W-2 earnings payable in the form of a 401(k) contribution and a discretionary performance bonus payable in cash equal to approximately 14% of Mr. Horvath's base salary based upon Overhill Farms' achievement of certain net income targets and Mr. Horvath's contribution to the company's success during fiscal year 2006.